Exhibit 2.3

                              SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT (this "AGREEMENT") is made on July 1, 2004, by and among HUB U.S. Holdings, Inc. ("HUB U.S."), a corporation formed under the laws of the State of Delaware, Hub International Limited ("Hub Canada"), a corporation formed under the laws of Ontario, Canada, TalMan, LLC ("TALMAN"), a limited liability company formed under the laws of the State of Delaware, and Satellite Acquisition Corporation ("SATELLITE"), a corporation formed under laws of the State of Washington.

     WHEREAS, concurrently with the entry into this Agreement, Satellite intends to acquire all of the stock of Talbot Financial Corporation ("TFC"), a Washington corporation;

     WHEREAS, in order to induce Hub U.S. to enter into a certain subscription agreement (the "SUBSCRIPTION AGREEMENT"), of even date herewith, by and among Hub U.S., Satellite and the Founders, pursuant to which Hub U.S. acquired the Class A Shares and the Preferred Shares;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. CERTAIN DEFINITIONS. The terms defined in this SECTION 1, whenever used in this Agreement, shall have the following meanings:

     1.1. "BASE EBITA" means, as determined in accordance with GAAP with respect to each New Business, the net income or loss of the New Business for the twelve-month period ending on the date on which TFC acquired the New Business, as determined before taking into account any interest, taxes and amortization.

     1.2. "CARRYOVER AMOUNT" means, as determined on each Exchange Date, the excess (if any) of (a) the aggregate Exchange Amounts calculated on each of the preceding Exchange Dates over (b) the aggregate amounts previously paid under
SECTION 2.2.

     1.3. "CHANGE-IN-CONTROL DATE" means any date on which a Change-in-Control Event occurs.

     1.4. "CHANGE-IN-CONTROL EVENT" means any of the following events: (a) the shareholders of Hub Canada or Hub U.S. approve a merger, consolidation, recapitalization or similar transaction with respect to Hub Canada or Hub U.S. (as the case may be), other than a merger, consolidation, recapitalization or similar transaction in which the shareholders (as constituted immediately prior to such merger, consolidation, recapitalization or similar transaction) of Hub Canada or Hub U.S. (as the case may be) will hold immediately after such merger, consolidation, recapitalization or similar transaction at least a majority of the outstanding capital stock entitled to vote in the election of directors of Hub Canada or Hub U.S. (as the case may be), (b) the shareholders of Hub Canada or Hub U.S. (as the case may be) approve a plan of complete liquidation of Hub Canada or Hub U.S. (as the case may be) or an agreement



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for the sale or  disposition  of all or  substantially  all of the assets of Hub
Canada or Hub U.S. (as the case may be), (c) one or more Persons make one or more solicited or unsolicited BONA FIDE offers to purchase or otherwise acquire more than 50 percent of the outstanding voting securities or more than 50 percent of the outstanding non-voting securities of Hub Canada or Hub U.S. (as the case may be), (d) the board of directors of Hub Canada or Hub U.S. (as the case may be) shall determine to solicit one or more BONA FIDE offers for substantially all of the assets of Hub Canada or Hub U.S. (as the case may be) or more than 50 percent of the outstanding voting securities of or more than 50 percent of the non-voting securities of Hub Canada or Hub U.S. (as the case may be), or (e) any foreclosure, collection, enforcement, repayment or other settlement of any indebtedness or other obligation of Hub Canada or Hub U.S. (as the case may be) if any Satellite Stock was pledged as collateral or otherwise used to secure the repayment of the indebtedness or the performance of any obligation of Hub Canada or Hub U.S. (as the case may be).

     1.5. "CLASS A SHARES" means, as determined from time to time, the shares of Class A common stock issued by Satellite and owned by Hub U.S., as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction.

     1.6. "CLASS B SHARES" means, as determined from time to time, the shares of Class B common stock issued by Satellite and owned by TalMan, as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction.

     1.7. "CLOSING DATE" means the date on which Satellite acquired or will acquire all of the stock of TFC from Safeco Corporation pursuant to the Stock Purchase Agreement.

     1.8. "EBITA" means, as determined on each Exchange Date, the net income or net loss of TFC and its subsidiaries for the last Fiscal Year ending immediately prior to the Exchange Date, as determined on a stand-alone, consolidated basis in accordance with GAAP with the following adjustments:

          (a) The following items shall not be taken into account: (i) any New Business EBITA, (ii) any general and administrative expenses of Hub Canada, Hub U.S. and any Hub Affiliate (other than any such expenses incurred directly by TFC or any of its direct or indirect subsidiaries), (iii) any costs relating to the purchase of errors and omissions insurance for claims against TFC arising prior to the Closing Date, (iv) any interest, taxes and amortization (other than any interest, taxes or amortization described in either clauses (i) or (ii) of this SECTION 1.8(A)) and (v) any other items that the parties mutually agree.

          (b) The excess (if any) of the amount of New Business EBITA for a New Business over the amount of Base EBITA for such New Business shall be added to such net income or loss.

          (c) The EBITA Loss shall reduce any such net income or increase any such net loss.

          (d) Any item for which any Buyer Indemnitee (as defined in the Stock Purchase Agreement) would be entitled to indemnification under SECTION 8.2 of the Stock Purchase Agreement (as determined without regard to the application of SECTION 8.4 of the Stock Purchase Agreement) shall, for the first Fiscal Year ending prior to the first Exchange Date (regardless of when such item is actually identified or incurred), reduce any such net income or increase any such net loss, if and only to the extent that such item is not otherwise taken into account as a current expense for such Fiscal Year under GAAP and is not covered by insurance or other reimbursement arrangement.


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          (e) Any  item  attributable  to or  derived  from  the  breach  of any representation, warranty or covenant set forth in the Subscription Agreement shall, for the first Fiscal Year ending prior to the first Exchange Date (regardless of when such item is actually identified or incurred), reduce any such net income or increase any such net loss, if and only to the extent that such item is not otherwise taken into account as a current expense for such Fiscal Year under GAAP and is not covered by insurance or other reimbursed arrangement.

          (f) For purposes of SECTION 1.8(D) and SECTION 1.8(E), the following items shall be determined without regard to any terms based on knowledge, materiality, deductible or cap or other similar limitation set forth in the Stock Purchase Agreement or the Subscription Agreement:

               (i) whether there is, has been or will be breach of any representation, warranty or covenant set forth in the Subscription Agreement or the Subscription Agreement,

               (ii) the amount of any item for which any Buyer Indemnitee is or would be entitled to indemnification under SECTION 8.2 (or any successor provision thereto) of the Stock Purchase Agreement (as determined without regard to the application of SECTION 8.4 (or any successor provision thereto) of the Stock Purchase Agreement), and

               (iii) the amount of any item attributable to or derived from the breach of any representation, warranty or covenant set forth in the Subscription Agreement.

     1.9. "EARN-OUT" means an obligation from Hub U.S. (or its successor) to TalMan pursuant to which Hub U.S. shall pay the same amounts and on the same dates that Hub U.S. (or its successor) would have paid to TalMan under SECTION 2.2(A)(I) as if there had been no purchase of the Class B Shares under SECTION 2.2(B) and Hub U.S. had always exercised its option under SECTION 2.2(A)(I).

     1.10. "EBITA LOSS" means, as determined on each Exchange Date, the lesser of (a) the cumulative, aggregate EBITA determined with respect to all prior Fiscal Years, provided that such aggregate, cumulative EBITA shall be reduced below zero by taking into account only those items described in SECTION 1.9(D) or SECTION 1.9(E), and (b) zero.

     1.11. "EBITA MULTIPLE" means (a) if the Stock Purchase Price is less than or equal to $82.5 million, 7.5, (b) if the Stock Purchase Price is greater than or equal to $92.5 million, 7.0, or (c) if the Stock Purchase Price is more than $82.5 million but less than 92.5 million, 7.5 minus the product of (i) 0.5 and
(ii) the percentage determined by dividing (A) the excess of the Stock Purchase Price over $82.5 million by (B) $10 million.

     1.12. "ENTERPRISE VALUE" means, as determined on each Exchange Date, the greater of the (a) product of (i) EBITA and (ii) the EBITA Multiple or (b) zero.


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     1.13.  "EXCHANGE  AMOUNT"  means,  as determined on each Exchange  Date, an amount equal to the Exchange Price multiplied by the Exchange Number.

     1.14. "EXCHANGE DATE" means (a) with respect to Hub U.S.'s option to purchase each of (i) September 1, 2005, (ii) March 31, 2006, (iii) March 31, 2007 and (iv) any Change-in-Control Date and (b) with respect to TalMan's option to sell each of (i) December 31, 2005, (ii) September 30, 2006, (iii) September 30, 2007. In the event that any such date is not a business day, then the Exchange Date shall be the next succeeding business day.

     1.15. "EXCHANGE NUMBER" means (a) with respect to any Exchange Date (other than as set forth in SECTION 1.14(A)(IV)), one-third of the total number of Class B Shares issued to and owned by TalMan on the Closing Date, as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction and (b) with respect to any Exchange Date described in
SECTION 1.14(A)(IV), the product of (i) the product of the number of Exchange Dates that would otherwise occur (but for SECTION 2.2(B)) on or after the Change-in-Control Date and (ii) one-third of the total number of Class B Shares issued to and owned by TalMan on the Closing Date, as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction.

     1.16. "EXCHANGE PRICE" means, as determined on each Exchange Date, the per share price equal to the Enterprise Value divided by the total number of shares of Satellite Common Stock.

     1.17. "EXCHANGE STATEMENT" has the meaning set forth in SECTION 2.2.(D).

     1.18. "FISCAL YEAR" means the fiscal year ending December 31.

     1.19.  "FOUNDER"  means  each of  Randall  Talbot,  Roy  Taylor  and  David
Weymouth.

     1.20. "GAAP" means United States generally accepted accounting principles, consistently applied in accordance with past practices.

     1.21. "HUB AFFILIATE" means any Person directly or indirectly controlling, controlled by or under common control with Hub Canada.

     1.22. "HUB CANADA" has the meaning set forth in the preamble to this Agreement.

     1.23. "HUB U.S." has the meaning set forth in the preamble to this Agreement.

     1.24. "HUB COMMON STOCK" means the common stock of Hub Canada as constituted on the date hereof and any stock into which any such common stock shall have been changed or any stock resulting from any reclassification of any such common stock.

     1.25. "INCREMENTAL AMOUNT" means, as determined on an Exchange Date, the excess (if any) of (a) the Enterprise Value as determined on the Exchange Date over (b) the Stock Purchase Price.

     1.26.  "INDEPENDENT  ACCOUNTANTS"  has the  meaning  set  forth in  SECTION
2.2.(D).



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     1.27. "LLC INTEREST" means any direct or indirect membership, distribution, pecuniary, economic or other interest or right in or relating to TalMan, including, but not limited to, any right to receive any distribution or payment from TalMan, voting rights, or management rights.

     1.28. "LLC MEMBER" means any Person who or that is or has been admitted as member of Talman pursuant to applicable law and the limited liability company agreement or any Person (whether or not admitted as a member) who or that owns a membership interest in Talman.

     1.29. "NEW BUSINESS" means any active business operations related to TFC's core business operations; PROVIDED THAT, (a) prior to the acquisition of such active business operations, one or more of the Founders identified, in writing, such active business operations for acquisition by TFC, (b) prior to the acquisition of such active business operations, the board of directors of Hub U.S. (or an officer designated by the board of directors of Hub U.S.) approved, in writing, such acquisition and (c) such active business operations were acquired after the Closing Date by TFC from an unrelated third party.

     1.30. "NEW BUSINESS EBITA" means, as determined on each Exchange Date in accordance with GAAP with respect to each New Business on a stand-alone basis, net income or loss for the last Fiscal Year ending prior to the Exchange Date for the New Business (on a stand-alone basis) before taking into account (a) any interest, taxes and amortization and (b) any allocation or apportionment of general and administrative expenses of Hub Canada, Hub U.S. and any Hub Affiliate (other than TFC and its subsidiaries).

     1.31.  "PERMITTED  TRANSFER" means (a) any Transfer to Hub Canada, Hub U.S.
or any Hub Affiliate, (b) any Transfer by Hub Canada, Hub U.S. or any Hub Affiliate for the purpose of providing security or collateral for, avoiding any default with respect to, or obtaining, incurring or maintaining any present or future indebtedness of Hub Canada, Hub U.S. or any Hub Affiliate, (c) any Transfer resulting from the repayment, foreclosure or other settlement of any present or future indebtedness of Hub Canada, Hub U.S. or any Hub Affiliate or
(d) any Transfer resulting from or attributable to a Change-in-Control Event.

     1.32. "PERSON" means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

     1.33. "PREFERRED SHARES" means, as determined from time to time, the shares of Series A preferred stock issued by Satellite and owned by Hub U.S., as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction.

     1.34. "REGULAR ACCOUNTANTS" means, as determined from time-to-time, the accountants engaged by Hub Canada or Hub U.S. (as the case may be) for the purposes of preparing the regular audited or unaudited financial statements for Hub Canada or Hub U.S. (as the case may be).

     1.35. "SATELLITE" has the meaning set forth in the preamble to this Agreement.


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

     1.36. "SATELLITE COMMON STOCK" means any issued and outstanding Class A common stock and Class B common stock of Satellite, as adjusted to reflect any recapitalization, reclassification, stock split, stock dividend or other similar transaction.

     1.37. "SATELLITE STOCK" means the issued and outstanding capital stock (including, but not limited to, the Class A Shares, the Class B Shares and the Preferred Shares), regardless of class, series or other designation.

     1.38. "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

     1.39. "STOCK PURCHASE AGREEMENT" means the agreement between Satellite and Safeco pursuant to which the Satellite acquired or will acquire all of the outstanding stock of TFC for a purchase price (as set forth in the Stock Purchase Agreement) not to exceed $90 million and on terms and conditions acceptable to Hub U.S. in its sole discretion.

     1.40. "STOCK PURCHASE PRICE" means, as determined from time to time, the sum of (a) total amount paid or to be paid by Satellite under the Stock Purchase Agreement and (b) any amounts paid to the Founders by Satellite, Hub U.S., Hub Canada or any Hub Affiliate in connection with the Stock Purchase Agreement (including, but not limited to, any closing or similar bonus to Mr. Randall Talbot or any other Person), minus (c) the excess (if any) of Tangible Net Worth (as defined in the Stock Purchase Agreement) over $5 million or plus (d) the excess (if any) of $5 million over Tangible Net Worth (as defined in the Stock Purchase Agreement).

     1.41. "SUBSCRIPTION AGREEMENT" has the meaning set forth in the preamble to this Agreement.

     1.42. "TALMAN" has the meaning set forth in the preamble to this Agreement.

     1.43. "TFC" has the meaning set forth in the preamble to this Agreement.

     1.44. "TRANSFER" means any action or intended action to sell, exchange, barter, assign, transfer, give, or otherwise voluntarily or involuntarily dispose of, or any action or intended action to pledge, escrow, hypothecate, mortgage, grant or create a security interest in or lien upon, or otherwise voluntarily or involuntarily encumber such stock (or any portion thereof or interest therein).

2. TRANSFERS OF SATELLITE STOCK AND THE HUB COMMON STOCK.

     2.1. GENERAL RESTRICTIONS ON TRANSFER.

          (a) Except as set forth in SECTION 2.1(D) or SECTION 2.2, Satellite shall not issue any shares of Satellite Stock or permit the Transfer of any shares of Satellite Stock or register, recognize or otherwise acknowledge the Transfer of any shares of Satellite Stock.


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          (b) Except as set forth in SECTION 2.1(D) or SECTION 2.2,  neither Hub
U.S., nor TalMan shall engage or otherwise participate in the Transfer of any shares of Satellite Stock or register, recognize or otherwise acknowledge the Transfer of any shares of Satellite Stock.

          (c) Except (i) in connection with a Transfer of LLC Interests as a result of (A) the death or disability of an LLC Member or (B) the termination of an LLC Member as a full-time employee of TFC or (ii) except as specified in the next sentence, TalMan shall not engage or otherwise participate in the Transfer or issue of any LLC Interest or register, recognize or otherwise acknowledge the Transfer or issue of any LLC Interest. Subject to the reasonable consent of Hub U.S., TalMan may issue LLC Interests to any Person that TalMan may identify as reasonably necessary to the successful operation of TFC's business; PROVIDED, HOWEVER, THAT TalMan shall not be permitted to issue, without the consent of Hub U.S., any LLC Interest under this sentence if, in the opinion of the Regular Accountants for Hub U.S. or Hub Canada, the issue of the LLC Interest or any term attached to the LLC Interest would or will (but for the passage of time) result in a compensation or other charge in accordance with GAAP against the earnings of Hub Canada, Hub U.S. or any Hub Affiliate.

          (d) Hub Canada, Hub U.S. and all Hub Affiliates shall be permitted to make a Transfer of Satellite Stock; PROVIDED THAT the Transfer is a Permitted Transfer.

          (e) If Hub delivers any shares of Hub Common Stock under SECTION 2.2.(C) with respect to any Class B Shares purchased on or with respect to a date specified in SECTION 1.14(B) or SECTION 1.14(C), then TalMan shall not engage or otherwise participate in the Transfer of more than 25 percent of any such shares of Hub Common Stock during the two-year period beginning on the date on which such shares of Hub Common Stock were issued under SECTION 2.2.(C) with respect to such Class B Shares. The preceding sentence shall not apply to any Transfer of Hub Common Stock from TalMan to any LLC Member in accordance with the LLC Interest of such LLC Member and applicable securities law; PROVIDED THAT, prior to any such Transfer, such LLC Member executes an agreement substantially in the form of EXHIBIT A hereto. Hub U.S. may require TalMan to take such action as may be reasonably necessary to ensure compliance with this
SECTION 2.1(E), including but not limited to, depositing any or all of the Hub Common Stock into escrow. Any such escrow agreement shall be subject to the reasonable review and consent of TalMan. This SECTION 2.1(E) shall terminate upon the occurrence of a Change-in Control Event (other than as set forth in SECTION 1.4(E)).

          (f) Except as otherwise provided in this Agreement, any purported Transfer of any Satellite Stock, Hub Common Stock or any LLC Interest shall be null and void AB INITIO and of no force or effect and shall not bind any of the parties to this Agreement (including, but not limited to, Hub Canada).

     2.2. EXCHANGE OF CLASS B SHARES.

          (a) (i) On each Exchange Date (other than an Exchange Date arising as a result of a Change-in-Control Event) or, if later, the date on which the Independent Accountants finally determine (with respect to such Exchange Date) the Exchange Amount, the Incremental Amount (if any), and the Carryover Amount (if any), Hub U.S. (or its designee) shall have the option to purchase from TalMan and, if Hub U.S. exercises its option, TalMan shall sell to Hub U.S. (or its designee) a number of Class B Shares equal to the Exchange Number (if any),


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provided that Hub U.S.  provides  notice of such election to TalMan on or before the applicable Exchange Date. As consideration for the sale and purchase of Class B Shares pursuant to the preceding sentence, Hub U.S. (or it designee) shall pay to TalMan, on the Exchange Date or, if later, the date on which the Independent Accountants finally determine (with respect to such Exchange Date) the Exchange Amount, the Incremental Amount (if any), and the Carryover Amount (if any), the lesser of (A) the Incremental Amount or (B) the sum of the Exchange Amount and the Carryover Amount.

               (ii) In the event that Hub U.S. does not exercise its option under SECTION 2.2(a)(i), to purchase from TalMan Class B Shares on an Exchange Date (as set forth in SECTION 1.16(A)) then TalMan shall have the option to sell to Hub U.S. on the immediately succeeding Exchange Date and, if TalMan exercises its option, Hub U.S. (or its designee) shall purchase from TalMan the number of Class B Shares that Hub U.S. did not elect to purchase on the immediately preceding Exchange Date (as set forth in SECTION 1.16(A)), PROVIDED THAT TalMan provides notice of such election to Hub U.S. at least 30 days prior to such applicable Exchange Date. As consideration for the sale and purchase of Class B Shares pursuant to the preceding sentence, Hub U.S. shall pay to TalMan on the Exchange Date or, if later, the date on which the Independent Accountants finally determine (with respect to such Exchange Date) the Exchange Amount, the Incremental Amount (if any), and the Carryover Amount (if any), the amount of the consideration that Hub U.S. would have been obligated to pay to TalMan on the immediately preceding Exchange Date (as set forth in SECTION 1.14(A)) if Hub U.S. had exercised its option to purchase from TalMan all of the Class B Shares under SECTION 2.2(A)(I) on the Exchange Date (as set forth in SECTION 1.14(A)) as determined under SECTION 2.2(A)(II).

          (b) If an Exchange Date arising as a result of a Change-in-Control Event occurs or such Exchange Date appears likely to occur, then, at the option of Hub U.S. and upon three days written notice to TalMan, Hub U.S. shall purchase all of the Class B Shares from TalMan and TalMan shall sell to Hub U.S. (or its designee) all of the Class B Shares. As consideration for the sale and purchase of Class B Shares pursuant to the preceding sentence, Hub shall pay to TalMan, on the third business day after an Exchange Date either (i) the Earn-Out, or (ii) if the Incremental Amount is greater than the sum of the Exchange Amount and the Carryover Amount, at Hub's option, either (A) the Earn-Out or (B) the sum of the Exchange Amount and the Carryover Amount.

          (c) At the option of Hub U.S. (or its designee), Hub U.S. may pay any amount due under SECTION 2.2(A) or SECTION 2.2(B) (including any subsequent adjustment thereto in accordance with SECTION 2.2(E)) in cash, in shares of Hub Common Stock with an aggregate value equal to the Exchange Amount, or any combination of the foregoing as Hub U.S. may, in its sole discretion, determine. For purposes of the preceding sentence, the per share value of the Hub Common Stock shall be determined on the basis of the average of the closing prices of the Hub Common Stock on the New York Stock Exchange on each trading day in the one hundred eighty-three day period ending on the date on which payment is due under SECTION 2.2(A), SECTION 2.2(B) or SECTION 2.2(E). During any period during which the Hub Common Stock is not listed on the New York Stock Exchange or The NASDAQ Stock Market or in the case of any payment to be made in respect of an Earn-Out following a Change-in-Control Event, no Hub Common Stock may be issued under this SECTION 2.2(C), and any amount under SECTION 2.2(A) or SECTION 2.2(B) (including any subsequent adjustment thereto in accordance with SECTION 2.2(E)) due during such period or with respect to such Earn-Out shall be paid entirely in cash.

          (d) At least 45 days prior to each Exchange Date (other than an Exchange Date arising as a result of a Change-in-Control Event) or within 45 days after an Exchange Date arising as a result of a Change-in-Control Date, Hub U.S. shall prepare and deliver to TalMan a statement of the Exchange Amount, the Incremental Amount (if any) and the Carryover Amount (if any) and schedules reasonably sufficient to permit TalMan to verify independently the calculation of the Exchange Amount and each material component of each of the foregoing items (collectively, the "EXCHANGE STATEMENT"). If within 10 days following delivery of the Exchange Statement, TalMan does not give Hub U.S. written notice of TalMan's objection to the Exchange Statement (which notice with reasonable specificity shall state the basis for TalMan's objection), then the Exchange Amount, the Incremental Amount (if any) and the Carryover Amount (if any) set forth in the Exchange Statement shall be binding and conclusive on all parties hereto. If TalMan duly gives Hub U.S. such notice of objection, and if Hub U.S. and TalMan fail to resolve the issues outstanding with respect to the Exchange Statement within 5 days of receipt of notice of such objection, then Hub U.S. and TalMan shall submit the issues remaining in dispute to Ernst & Young (the "INDEPENDENT ACCOUNTANTS") for resolution. The Independent Accountants' determination of the Exchange Amount, the Incremental Amount (if any) and the Carryover Amount (if any) shall be final, binding and conclusive on all parties hereto. Hub U.S. and TalMan shall each bear 50 percent of the fees and costs of the Independent Accountants for such determination.

          (e) If the Independent Accountants determine that, in the case of an Exchange Date arising as a result of a Change-in-Control Event, the amount originally paid pursuant to SECTION 2.2(B) was incorrect, then, as the case may be, Hub U.S. shall immediately make an additional payment equal to any shortfall in the amount due under SECTION 2.2(B) (as re-determined by the Independent Accountants) to TalMan or TalMan shall immediately refund (in the same Hub Common Stock and cash proportions as when originally paid) any excess payment (as re-determined by the Independent Accountants) under SECTION 2.2(B) to Hub U.S. As a condition of payment under the preceding sentence, TalMan shall present to Hub a revised Exchange Statement or revised Exchange Statements, reflecting the items or events giving rise to the recalculation, and such revised Exchange Statement or Exchange Statements shall become final, conclusive and binding in accordance with the procedures set forth in SECTION 2.2(D). Payment under this SECTION 2.2(E) shall be due within 10 days following the date on which the Exchange Statement or Exchange Statements become final, conclusive and binding under SECTION 2.2(D).

          (f) If, after the payment of any amount under this SECTION 2.2, there is an adjustment to the Stock Purchase Price, an adjustment under SECTION 1.9(D) or any other item or event (including, but not limited to, the receipt of insurance proceeds or similar reimbursement) that results in the recalculation of the amount previously paid under this SECTION 2.2 and, as a result, the previous amount paid under this SECTION 2.2 exceeds the amount that would have been paid under this SECTION 2.2 had such item or event been properly taken into account at the time of the previous payment, then TalMan and the Founders shall, jointly and severally, pay immediately to Hub, at TalMan and each Founder's election, (i) cash in amount equal to the excess, (ii) a number of shares of Hub Common Stock (valued at the initial per share value under SECTION 2.2(C) as of the original Exchange Date) with a value equal to the excess, or (iii) any combination of the foregoing in an amount equal to the excess. As a condition of payment under the preceding sentence, Hub shall present to TalMan a revised Exchange Statement or revised Exchange Statements, reflecting the items or events giving rise to the recalculation, and such revised Exchange Statement or Exchange Statements shall become final, conclusive and binding in accordance with the procedures set forth in SECTION 2.2(D). Payment under this SECTION 2.2(F) shall be due within 10 days following the date on which the Exchange Statement or Exchange Statements become final, conclusive and binding under SECTION 2.2(D). At the option of Hub, the payment obligation under the preceding sentence may be satisfied, in whole or in part, by withholding from or reducing any amount otherwise due under SECTION 2.2.

          (g) If, after the payment of any amount under this SECTION 2.2, there is an adjustment to the Stock Purchase Price, an adjustment under SECTION 1.9(D) or any other item or event (including, but not limited to, the receipt of insurance proceeds or similar reimbursement) that results in the recalculation of the amount previously paid under this SECTION 2.2 and, as a result, the previous amount paid under this SECTION 2.2 is less than the amount that would have been paid under this SECTION 2.2 had such item or event been properly taken into account at the time of the previous payment, then Hub U.S. (or its designee) shall immediately pay to TalMan, at Hub's election, (i) cash in amount equal to the shortfall, (ii) a number of shares of Hub Common Stock (valued at the initial per share value under SECTION 2.2(C) as of the original Exchange
Date) with a value equal to the shortfall or (iii) any combination of the foregoing in an amount equal to the shortfall. As a condition of payment under the preceding sentence, Hub shall present a revised Exchange Statement or revised Exchange Statements, reflecting the items or events giving rise to the recalculation, and such revised Exchange Statement or Exchange Statements shall become final, conclusive and binding in accordance with the procedures set forth in SECTION 2.2(D). Payment under this SECTION 2.2(G) shall be due within 10 days following the date on which the Exchange Statement or Exchange Statements become final, conclusive and binding under SECTION 2.2(D).

3. BOARD OF DIRECTORS.

     3.1. At all times, Satellite's board of directors shall consist of five directors. Hub U.S. shall have the right to designate four directors and TalMan shall have the right to appoint one director. Subject to SECTION 3.3, the parties acknowledge that, for as long as he is willing and able to serve, Mr. Randall Talbot shall be TalMan's designee for Satellite's board of directors and that, during his tenure as director, Mr. Randall Talbot shall be the chairman of Satellite's board of directors.

     3.2. TalMan shall be entitled to designate one observer to the board of directors of Hub Canada, which initial designee shall be Mr. Randall Talbot for so long as he is willing and able to serve. If, prior to the fifth anniversary of the Closing Date, an incumbent director of the board of directors of Hub Canada is unwilling or unable to continue to serve as a director of Hub Canada, Hub Canada shall use its best efforts, subject to applicable law, shareholder approval, the rules of any stock exchange on which shares of stock of Hub Canada are or will be listed or traded and best financial and corporate governance practices, to cause Mr. Randall Talbot to be nominated to fill the vacancy, PROVIDED THAT either (a) as determined by Hub Canada in good faith, Mr. Randall Talbot shall be deemed to be an "independent director" within the meaning of the applicable rules of the New York Stock Exchange, the Toronto Stock Exchange, and the securities regulatory authorities of each of the provinces and territories of Canada or (b) the board of directors of Hub Canada would continue to be composed of a majority of "independent directors" within the meaning of the applicable rules of the New York Stock Exchange, the Toronto Stock Exchange, and the securities regulatory authorities of each of the provinces and territories of Canada after such appointment. This SECTION 3.2 shall terminate if a Change-in-Control Event (other than a Change-in-Control Event described in
SECTION 1.4(E) and as determined by substituting "TFC" or "Satellite" (as the case may be) for "Hub Canada or Hub U.S. (as the case may be)" in SECTION 1.4) occurs with respect to either Satellite or TFC.

     3.3. If a Change-in-Control Event occurs with respect to either Satellite or TFC, then Mr. Randall Talbot, upon the request of Hub U.S. shall immediately resign as a director of Satellite, TFC and, upon the request of Hub Canada, as a director or board observer of Hub Canada.

     4. MEMBERSHIP RESTRICTIONS. Notwithstanding any other provision of this Agreement, TalMan shall neither admit any Person as a TalMan member, issue an LLC Interest to any Person, nor permit the Transfer of any LLC Interest to any Person, unless, prior to any of the foregoing actions, such Person agrees to be bound by and becomes a signatory to this Agreement and Hub U.S. consents to such Transfer (which consent shall not be unreasonably withheld). TalMan shall incorporate into its limited liability company agreement and any other agreement by or among the LLC Members such provisions as are necessary to implement the terms of this Agreement. In addition to restrictions set forth in SECTION
2.1(C), TalMan shall take no action that, in the opinion of the Regular Accountants for Hub U.S. or Hub Canada, would or will (but for the passage of time) result in a compensation or other charge in accordance with GAAP against the earnings of Hub Canada, Hub U.S. or any Hub Affiliate.

          (a) At all times from and after the date hereof and during the term of this Agreement, the limited liability agreement for TalMan shall contain provisions, reasonably satisfactory to Hub, that require the forfeiture of a Founder's complete interest in TalMan in the event that TFC terminates the Founder as an employee or as a consultant of TFC for Cause (as determined in the employment or consulting agreement relating to the Founder) or the Founder terminates his employment or consulting agreement other than for Good Reason (as determined in the employment or consulting agreement relating to the Founder).

          (b) In the event that any Founder ceases to be a Manager of TalMan for any reason, such vacancy on the Board of Managers of TalMan shall be filled by a designee reasonably acceptable to Hub U.S. and duly elected in accordance with the Amended and Restated Operating Agreement, as it may be amended from time to time, for TalMan.

     5. LEGENDS. So long as any shares of Satellite Stock are subject to the provisions of this Agreement, all certificates or instruments representing any such shares of Satellite Stock shall bear a legend in substantially the form set forth in the Subscription Agreement.

     6. TERMINATION OF THIS AGREEMENT. Except for SECTION 2.1(D), SECTION 2.1(E), SECTION 2.1(F), SECTION 3.2, SECTION 3.3, and SECTION 4, this Agreement shall terminate on the date on which all of the Class B Shares are exchanged pursuant to SECTION 2.2.

     7. NOTICES. All communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid),
(b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth on EXHIBIT B attached hereto. Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this SECTION 7. The date of giving or making of any such communication shall be, in the case of clauses (a) and (c), the date of the receipt if received during regular business hours; otherwise or in the case of clause (b), the business day next following the date such communication is sent.

     8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and permitted assigns, who, upon compliance with the applicable provisions hereof, shall, without further action, be (a) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (b) bound by the terms and conditions hereof.

     9. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by Satellite, TalMan, the holders of at least a majority of the Class B Shares, and Hub U.S.; PROVIDED THAT execution of a joinder hereto shall not be considered a modification, amendment or waiver of any of the provisions of this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     10. REMEDIES. Any Person having rights under any provision of this Agreement shall be entitled to enforce his rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his favor; PROVIDED THAT the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

     11. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington. Each party hereto submits to the jurisdiction of any state or federal court sitting in the State of Washington, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 7 above. Nothing in this SECTION 11, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     12. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

     13. REPORTING. The parties hereto agree not to treat any portion of the Class A Shares owned directly or indirectly by the LLC Members or TalMan immediately after the acquisition of TFC by Satellite as received in connection with the performance of services for income tax purposes unless otherwise required by tax authority.

     14. ENTIRE AGREEMENT. This Agreement, those documents expressly referenced by this Agreement, and the any other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     15. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

     16. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            [The remainder of this page is left blank intentionally.]

         IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement on the day and year first above written.

SATELLITE ACQUISITION CORP.

By: /s/ RANDALL TALBOT
------------------------------------
Name:
Title:









HUB U.S. HOLDINGS, INC.                   HUB INTERNATIONAL LIMITED

By: /s/ W. KIRK JAMES                      By: /s/ W. KIRK JAMES
------------------------------------       ------------------------------------
Name:                                      Name:
Title:                                     Title:










TALMAN LLC:

By: /s/ RANDALL TALBOT
------------------------------------
        Randall Talbot, Manager

                      EXHIBIT A - FORM OF LETTER AGREEMENT

                           [LETTERHEAD OF TALMAN LLC]

[DATE]

[ADDRESS OF LLC MEMBER]



Dear [NAME OF LLC MEMBER]

         Pursuant to Section 9.6 of the Amended and Restated Operating Agreement, as it may be amended from time to time (the "LLC Agreement"), for TalMan LLC (the "COMPANY"), you are required to execute this letter agreement as condition precedent to your receipt (as a result of any liquidating or non-liquidating distribution pursuant to the LLC Agreement or otherwise) of any common stock (the "COMMON STOCK") of Hub International Limited ("Hub"). Upon your execution of this letter agreement and the Company's receipt thereof, the Company shall distribute to you [NUMBER] of shares of Common Stock (the
"DISTRIBUTED SHARES"). You shall not be entitled to receive any of the Distributed Shares unless and until you execute this letter agreement.

     Accordingly, you therefore agree to the following:

     1. For purposes of this letter agreement, the following definitions shall apply:

     1.1. "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

     1.2. "TRANSFER" means any action or intended action to sell, exchange, barter, assign, transfer, give, or otherwise voluntarily or involuntarily dispose of, or any action or intended action to pledge, escrow, hypothecate, mortgage, grant or create a security interest in or lien upon, or otherwise voluntarily or involuntarily encumber any of the Distributed Shares (or any portion thereof or interest therein).

     2. You shall not engage or otherwise participate in the Transfer of more than 25 percent of the Distributed Shares during the two-year period beginning on [DATE THAT LLC RECEIVED THE DISTRIBUTED SHARES FROM HUB].

     3. Each certificate representing the Distributed Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky"
laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC IN CANADA UNDER THE SECURITIES LAWS OF THE PROVINCES OR TERRITORIES OF CANADA. THE HOLDER THEREOF, BY PURCHASING SUCH SHARES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SHARES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY: (A) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND (B) IF OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAWS OF THE PROVINCES AND TERRITORIES OF CANADA AND PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE. UNLESS PERMITTED UNDER APPLICABLE SECURITIES
         LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE THE DAY THAT IS TWELVE MONTHS AND ONE DAY AFTER THE ISSUANCE OF THE SECURITIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE AND THE NEW YORK STOCK EXCHANGE, HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND, (DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY" ON THE TORONTO STOCK EXCHANGE) MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY OR MELLON INVESTOR SERVICES, LLC UPON DELIVERY OF THIS CERTIFICATE AND AN OPINION, ADDRESSED TO CIBC MELLON TRUST OR MELLON INVESTOR SERVICES, LLC AND THE CORPORATION, OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT.

4. The legend set forth in Section 3 shall be removed by delivery of substitute certificate(s) without such legend (a) with respect to Distributed Shares that have been registered pursuant to the Securities Act or (b) with respect to Distributed Shares that have been sold in reliance on and in accordance with Rule 144 if you deliver to Hub and the transfer agent an opinion of counsel, of recognized standing reasonably satisfactory to Hub, to the effect that such legend is no longer required under applicable requirements of the Securities Act or state securities laws. In the event of any Transfer pursuant the Distributed Shares, you shall also supply Hub with evidence of compliance with all applicable securities law, in the form satisfactory to Hub in its sole discretion. Hub may instruct its transfer agent to withhold the Transfer of any or all of the Distributed Shares, but upon receipt of evidence of compliance with all applicable law in accordance with the foregoing, shall instruct the transfer agent to effectuate such Transfer.

     5. Hub (or its designee) may require you to take such action as Hub may reasonably determine to be necessary to ensure your compliance with the terms of this letter agreement and all applicable law, including but not limited to, depositing any or all of the Distributed Shares into escrow.

     6. From time to time as reasonably requested by Hub, you shall make such representations, and execute such certifications, agreements and any other documents necessary to permit, in accordance with applicable law, the issue or Transfer of or the consummation of any other transaction involving the Distributed Shares including, but not limited to, a certification that you are in compliance with all applicable law and any other matters contemplated by this letter agreement.

     7. Except as otherwise provided in this letter agreement, any purported Transfer of the Distributed Shares shall be null and void AB INITIO and of no force or effect and shall not bind any of the parties to this letter agreement.

     8. This letter agreement, together with the LLC Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     Please return this letter agreement (as executed) to the Company at the address set forth above.

                                                   Sincerely,

                                                   TALMAN LLC:

                                                   By:
                                                      --------------------------
                                                        Randall Talbot, Manager



         Accepted and Agreed:


         --------------------

                        EXHIBIT B - ADDRESSES FOR NOTICES

(a) If to Satellite:

         Satellite Acquisition Corporation
         3421 Evergreen Point Road
         Medina, WA 98039
         Attention: Randall H. Talbot
         Telecopy No.:  (425) 376-8750

         WITH A COPY (NOT CONSTITUTING NOTICE) TO:

         If prior to closing:
         Orrick, Herrington & Sutcliffe, LLP
         719 2nd Avenue, Suite 900

         Seattle, WA  98104
         Attn: Stephen M. Graham
         Telecopy No.: (206) 839-4300

         Following closing:
         Jenkens & Gilchrist Parker Chapin LLP
         405 Lexington Avenue

         New York, NY  10174
         Attn:  Mark A. Limardo
         Telecopy No.: (212) 704-6288

(b) If to HUB U.S. Holdings, Inc. or HUB International Limited:

         55 East Jackson Boulevard
         Chicago, IL 60604
         Attention: Martin P. Hughes
         Telecopy No.:  (312) 279-4700

         WITH A COPY (NOT CONSTITUTING NOTICE) TO:

         Jenkens & Gilchrist Parker Chapin LLP
         405 Lexington Avenue
         New York, NY  10174
         Attn:  Mark A. Limardo
         Telecopy No.: (212) 704-6288

(c) If to TalMan,:

         7770 Jefferson N.E., Suite 200
         Albuquerque, NM  87110
         Attn: David Weymouth
         Telecopy No.: (505) 828-0710

         WITH A COPY (NOT CONSTITUTING NOTICE) TO:

         Orrick, Herrington & Sutcliffe, LLP
         719 2nd Avenue, Suite 900
         Seattle, WA  98104
         Attn: Stephen M. Graham
         Telecopy No.: (206) 839-4301